                                                                       Exhibit D


                             Shareholders Agreement

        Entered into and signed in Tel-Aviv on the 28th of December, 1999

Between:      Arwol Holdings Ltd.
Priv.C. 51-260178-2
c/o Ravilan, Wolowelsky, Dienstein & Co., advocates
76, Shderot Rothchild, Tel-Aviv
(hereinafter - "Owner "A" or "Wolfson")
                                                         of the first part;

And:          Mr. Avi Ruimi
              and/or a corporation under his control
              of 46, Shderot Rothchild, Tel-Aviv:
              (hereinafter - "Owner "B" or "Ruimi")
                                                         of the second part;

Whereas Owner "A" is the holder of 12,183,671 shares in the company of Macpel
       Industries Ltd., (hereinafter "the Company") and Owner "B" is the holder of 110,286 shares in the company;

And whereas on 28th of December, 1999, an agreement was signed between Owner
       "A" and Owner "B", whereunder Owner "B" will acquire from Owner "A" 3,987,700 shares in the Company (hereinafter - "the Sale Agreement"), partly forthwith and partly subject to checking of propriety;

And whereas the parties wish to prescribe, define and regulate in this Agreement the relationships between them as shareholders in the Company;

Now, therefore, it has been stipulated and agreed between the parties as follows:

1.     Preamble, Headings and Interpretation

       1.1 The preamble to this Agreement forms an integral part thereof.. .

       1.2 The headings of the clauses are inserted for reference only, and they shall not be used for interpretation. .

       1.3 In this Agreement, the following expressions shall have the meaning set opposite them:

           "Shares"          - includes rights to shares and other securities.

           "Holding"         - within its meaning in the Securities Law,
                               5728-1968.

           "Control"         - within its meaning in the Securities Law,
                               5728-1968.

           "Stock Exchange"  - The Stock Exchange In Tel-Aviv Ltd.

           "The Shares under the Agreement" - means all the shares presently held by the parties to this Agreement in the Company and/or through corporations under their full control, including those acquired by Ruimi from Wolfson under the Sale Agreement, including such shares as shall be received by them in consequence of the realization of convertible securities presently held by them in the Company and in consequence of a distribution of bonus shares in respect of the shares as aforesaid.

2.     Retention of Holdings

       2.1 During the first three (3) years from the date of execution of this Agreement and thereafter, the owners undertake one to the other, that the rate of the holdings of each one of them of the shares of the Company shall not be reduced below 50% of the rate of the holdings on the date of execution of this Agreement, without receiving the written consent of the other parties to this Agreement.

       2.2 Should Owner "A" sell his shares as provided in clause 2.3 below, the limitation specified in the commencement of this sub-clause shall be applied to the rate of holdings of Owner "A" after the said sale and of the transferee subsequent thereto.

       2.3 The sale of up to 50% of Wolfson's shares to Mr. Zigi Rabinowitz (and/or a corporation under his control) will not be deemed to be a "sale" or "transfer" under this Agreement, and will not be limited pursuant to the provisions of sub-clause 2.1 above, will not confer the right of refusal and the tag along right as provided in clause 3 below, provided that during the first two years after the date of execution of this Agreement, it is made at a price (in dollars) of at least 3,5024 per share, adjusted to the distribution of dividends and/or other capital changes in the course of those two years, if any.

3.     Right of First Refusal and Right of Tag Along the Sale

       1 General

           (a) Each one of the owners who wishes to sell or transfer the shares under the Agreement, in whole or in part, shall be bound to offer to the other party or to each one of the other parties to this Agreement (if any), in proportion to the rate of their holdings of the share capital of the Company as it is at that time (hereinafter - "the Offeree"), a right of first refusal or, alternatively, a right to tag along the sale, upon conditions identical to the conditions under which the Offeror wishes to sell or transfer his shares, as the case may be, according to the procedure specified in this clause 3 below.

           (b) No transfer of shares in the Company by the parties to this Agreement shall be permitted, except in consideration of payment of money (including cash or credit).

           (c) Subject to the receipt of the consent of the banks in whose favor the shares under the Agreement were and/or will be charged, and for the purpose of securing the first refusal and the tag along right, the shares under the Agreement shall be deposited with the Trust Company of Bank Hapoalim Ltd. and/or such other trustee as shall be agreed upon between the parties (hereinafter - "the Trustee").

           (d) Notwithstanding the provisions in clause 3.1 above. The provisions of clause 3 of this Agreement shall not apply to any sale or transfer by way of a gift to a "relative" as defined in the Land Betterment Tax Law, to a sale or transfer to a corporation controlled by the transferor or, to Gabi Wolfson - who jointly with Zigi Rabinowitz has the control thereof or a transfer to the person having control of the transferor, or any transfer or sale to another corporation controlled by any person controlling the transferor's corporation or any transfer between the parties to this Agreement, or a transfer by way of inheritance; provided that the transferee, whether a person or corporation, signs this Agreement and undertakes all the transferor's obligations.

           (e) In order to eliminate any doubt, it is expressly stated that a transfer from the owners to the Trustee shall not be subject to the provisions of clause 3 of this Agreement, provided that such transfer does not violate the other provisions of this Agreement.

           (f) "transfer" for the purpose of this Agreement, includes the creation of any charge or pledge, the grant of an option to purchase, the right of first refusal, a right of preference, an interest in dividends conferred by the shares, or any other way for the transfer of the economic or legal interest in the holding of the shares of the Company, and the transfer of control in a corporation holding shares of the Company; but excludes the creation of a pledge or charge after the date of execution of this Agreement in favor of a bank or any other financial institution, the realization of which will be subject to the right of first refusal prescribed in this clause 3.

       3.2 Notice of Offer

                In any case in which any one of the owners wishes to sell any of his shares in the Company, he shall send a written notice to the other owners (hereinafter - "the Offeree"), containing the following details (hereinafter - "Notice of Offer"):

           (a)  The number of the shares to be sold or transferred (hereinafter
                - "the Shares Offered").

           (b) The body to which the Offeror wishes to sell or transfer the Shares Offered (hereinafter - "the Purchaser").

           (c) The price of the Shares Offered to be paid by the Purchaser and the terms of payment and the credit, if any.

       3.3 Notice of Purchase and Tag Along Notice

           (a)  The Offeree may give to the Offeror written notice, within seven
                (7) days from the date of delivery of the Notice of Offer, of his wish to purchase the Shares Offered at such price and upon such conditions as were set out in the Notice of Offer (hereinafter "the Notice of Purchase").

           (b) Where more than one Offeree gave a Notice of Purchase, the Offeror shall give notice thereof to each one of the Offerees within 3 days from the receipt of the second Notice of Purchase (hereinafter - Notice of Many Recipients"), and each Offeree shall be entitled to choose between the revocation of the Notice of Purchase and the remaining thereof with the Offeror, so that in any case, the Notice of Purchase will be deemed to have been given for the purchase of such part of the Shares Offered as is proportionate to the Offeree's share in the Shares Offered that delivered Notice of Purchase. The Offeree shall give notice of his decision to the Offeror within 24 hours from the time of receipt of the Notice of Many Recipients.

           (c) As an alternative to giving Notice of Purchase, the Offeree may notify the Offeror of his wish to tag along the sale of the shares by the Offeror (hereinafter - Tag Along Notice"). In such case, the said quantity will be sold to the Purchaser, but the Shares Sold will be taken from the shares of the selling owners in proportion to the condition of their holdings of the shares of the Company at that time.

           (d) If by the end of the time for giving Notice of Purchase as provided in sub-clause A. above, the Offeree will not give to the Offeror a Notice of Purchase or a Tag Along Notice, then, the Offeror shall be free, during 90 days from the end of the time as aforesaid, to sell the Shares Offered to the Purchaser whose details were given in the Notice of Offer, at such price as shall not be different from the price stated in the Notice of Offer, same being linked to the representative exchange rate of the dollar and upon such conditions as are identical to those set out in the Notice of Offer.

       3.4 Purchaser

           (a) An Offeree who gives Notice of Purchase, shall be bound within thirty (30) days from the date of giving Notice of Purchase, to pay to the Offeror the amount stated in the Notice of Purchase, under the conditions of sale as aforesaid, same being linked to the representative exchange rate of the USA dollar until the date of payment thereof. The Offeror shall deposit with the Trustee the Shares Offered, simultaneously with the giving of the Notice of Offer, by delivery of instruments of transfer and such other documents as may be required.

           (b The Trustee will hold the Shares Offered until he receives a notice from the Offeror that he has been paid all the amounts for the Shares Offered , whereupon he shall transfer them to the Offeree.

       3.5 Failure of shareholder to pay after Notice of Purchase

           If by the end of the thirty (30) days mentioned in clause 3.4 above, the Offeree fails to pay the full amount stated in the Notice of Purchase received by him, whilst the Offeror had deposited the Shares Offered as set out in clause 3.4 above, the Offeror shall be entitled to claim any remedy and/or relief under this Agreement and/or under any law, including the enforcement of the sale, and take against the violating party such steps as he may deem fit, including the receipt from the Offeree of the amount stated in the Notice of Purchase or, as the case may be, the balance thereof, with prevailing bank interest payable at Bank Leumi LeIsrael Ltd. in respect of overdrafts or cost of living index linked differentials, whichever is higher, as from the date of sending the Notice of Purchase to the Offeror until payment in fact.

4.     Joint Voting at general meetings of the Company

       4.1 Subject to the provisions in clause 4.5 below, the parties to this Agreement shall vote in respect of the shares under the Agreement regarding all matters at the general meetings of the shareholders of the Company pursuant to the provisions of this clause 4, including at ordinary general meetings and extraordinary general meetings. For the purpose of this clause, all the shares held by the parties in the Company shall be deemed to be part of the shares under the Agreement, whether acquired before the date of execution of this Agreement or thereafter, whether in a transaction on the Stock Exchange or outside it. In order to secure the provisions of clause 4, the shares under the Agreement will be deposited with the Trustee, who shall act therewith and in respect thereof in accordance with these provisions. If no Trustee is appointed as aforesaid, the parties will act themselves pursuant to the provisions of this clause 4.

       4.2 The manner of the parties' vote at the general meetings will be according to the resolution passed at a preparatory meeting of the parties to this

           Agreement, to be held at the latest, 48 hours before the general meeting which it precedes (hereinafter - "the Preparatory Meeting"). The parties shall give to the Trustee a power of attorney to vote in respect of the shares under the Agreement pursuant to the resolution of the Preparatory Meeting.

       4.3 The resolutions at the Preparatory Meeting shall be passed by a simple majority, whilst each one of the parties has a voting power equal to his proportionate share in the shares of the Company. In the case of equality of votes, the Trustee shall vote at the general meeting against the resolution on the agenda.

       4.4 Notwithstanding the provisions in clause 4.3 above, the Trustee shall vote in favor of the resolutions on the following subjects, if placed on the general meeting's agenda, only if at the Preparatory Meeting thereto, the resolution was approved by a special majority of 75% of the votes at the meeting.

           (a) Commencement of a business field other than the field of production and marketing of clothing and textile products.

           (b) Merger of the Company or a sale or lease or exchange or a transfer in any other form of any material asset of the Company.

           (c) The acquisition, lease or sale of another material company or any material asset.

           (d) A resolution in respect of the winding up of the Company.

           (e) A resolution in respect of the allotment of shares in the Company and/or the terms of the allotment, and the increase of the share capital of the Company.

           (f) A declaration of distribution of dividend, including the sanctioning of an interim dividend.

       4.5 Notwithstanding the aforesaid,, upon a vote in respect of the appointment of Directors by the general meeting, the Trustee shall vote according to the instructions of the parties as follows:

           (a)  The number of Directors in the Company shall be 11.

           (b) So long as the quantity of the shares held by Wolfson and/or the corporations under his control, will be larger than that held by Ruimi and/or corporations under his control, the parties shall instruct the Trustee to act for the appointment of Directors, as follows: Wolfson - up to 6; Ruimi - up to 3; Directors on behalf of the Public (with the consent of the parties) - 2.

           (c) In any other condition, each one of the parties shall have the right to instruct the Trustee to act for the appointment of a Director or Directors whose identity will be determined by them out of all the Directors whose appointment is placed on the agenda of the general meeting, according to his proportional share in the shares of the Company held by the parties. Fractions of a right for the appointment of a Director shall not be counted for this purpose. In order to eliminate any doubt, "fractions of a right" in this Agreement means: the remainder of the right left from the right to appoint a whole number of Directors and/or a Director.

           (d) In the case in which any of the parties is vested with fractions of a right, so that not all the Directors whose appointment is placed on the agenda are appointed, the remaining Directors shall be appointed upon the recommendation of the holders of the right fractions. The holder of the largest right fractions will receive the right to determine the identity of the additional Director, the holder of the second largest right fractions will receive the right to determine the identity of the second additional Director, if any, and so forth until the appointment of the whole number of Directors which the general meeting resolved to appoint.

           (e) In the case in which holders of equal right fractions are entitled according to the mechanism in clause 4.5(d) above to determine the identity of the additional Director (hereinafter - "Holders of Right Fractions Equally Entitled"), each one of them shall be entitled to instruct the Trustee to act for the appointment of the additional Director whose identity will be determined by them. In the case in which the number of holders of right fractions equally entitled exceeds the number of the Directors left to be appointed, the holders of right fractions equally entitled shall instruct the Trustee to appoint the remaining Directors according to the agreement reached between them.

           (f) In any case, the identity of the Directors on behalf of the Public (and upon the coming into force of the Company Law, 5759-1999, - the External Directors), shall be recommended by mutual consent of the parties to this Agreement.

           (g) Each one of the parties to this Agreement shall be entitled to determine by himself the identity of the candidates recommended by him for office on the Board of Directors of the Company in respect of the number of the Directors to which he is entitled as aforesaid, and the Trustee shall vote in favor of such candidates at all the general meetings of the shareholders of the Company which are requested to approve their appointment, without the need of approving their identity at a Preparatory Meeting.

           (h) If and when the Board of Directors of the Company is requested to appoint an additional Director to the Company, the parties (subject to the provisions of the law and the formation documents of the Company), shall recommend the identity of such Director, pursuant to the provisions of this clause 4.5 above.

       4.6 It is hereby expressly stated that in any case, the right of each one of the parties to this Agreement to elect at least one Director will be secured so long as this Agreement is in force, even though the method of calculation prescribed in clause 4.5 above leads to the result that one of the parties will no longer be entitled to recommend upon the election of a Director.

       4.7 Any change and/or modification and/or updating and/or revocation and/or cancellation of existing voting agreements as aforesaid, including the enforcement and/or exercise of any right in respect thereof, shall require the unanimous agreement of all the parties to this Agreement. A resolution not to agree to the extension of the voting agreement dated 17th of September, 1997 with respect to Tefron Ltd. (hereinafter - "the Tefron Voting Agreement"), shall be in accordance with Wolfson's exclusive discretion.

       4.8 So long as the holdings, both direct and linked (including through Macpel), of Wolfson and/or corporations under his control, in Tefron, are larger than the direct and linked (including through Macpel) of Ruimi and/or corporations under his control, in Tefron, the parties shall cause the Trustee, by a voting agreement in respect of Tefron, to vote for the purpose of the appointment of Directors in Tefron (hereinafter - "Tefron"), as follows:

           (a) So long as the Discount Group is a party to the voting agreement, by Macpel - 5 Directors, 4 of which upon the recommendation of Wolfson and 1 - upon the recommendation of Ruimi, 1 upon the recommendation of Tavriz and 2 - upon the recommendation of Discount.

           (b) If Ruimi acquires one third of the shares of Tavriz in Tefron and Discount does not continue to be a party to the voting agreement, 6 Directors shall hold office on the Board of Directors of Tefron, of whom Ruimi will be entitled to recommend to the Trustee the appointment of 2 Directors, and Wolfson will be entitled to recommend 6 Directors; and if in such a situation, Tavriz remains the holder of 2/3 (two thirds) of its shares in Tefron at the time of the execution of this Agreement, the number of Directors will be increased by 1, and Tavriz will be entitled to recommend the identity of such additional Director.

           (c) If Ruimi acquires one third of the shares of Tavriz in Tefron and Discount continues to be a party to the voting agreement, 9 Directors shall hold office on the Board of Directors of Tefron, of whom Ruimi will be entitled to recommend the appointment of 2 Directors, Wolfson - 5 Directors and Discount - 2 Directors; and if in such a situation, Tavriz remains the holder of 2/3 (two thirds) of its shares in Tefron at the time of the execution of this Agreement, the number of Directors will be increased by 1, and Tavriz will be entitled to recommend the identity of such additional Director.

           (d) If Ruimi does not acquire one third of the shares of Tavriz in Tefron and Discount does not continues to be a party to the voting agreement, the provisions of paragraph A above shall apply, but Discount shall not be entitled to recommend the identity of the Directors in Tefron.

           (e) If Tefron is required to appoint Directors from among the public and/or external Directors (hereinafter - Additional Directors"), the number of the Directors in Tefron will be increased by the number of the Additional Directors. The Additional Directors shall be appointed by agreement between the parties to this Agreement. The provisions in this paragraph 4.8(e) above are subject to the provisions of the Tefron voting agreement.

       In any other case, the distribution of the Directors on the Board of Directors of Tefron shall reflect the direct and linked holdings (including through Macpel) of the parties and/or corporations under their control in Tefron, subject to the Tefron voting agreement.

5.     Distribution of Profits, Dividends and Bonus Shares

       The parties shall do their utmost as shareholders in the Company, subject to the provisions of the law and the formation documents of the Company, in order to cause the Board of Directors of the Company to consider the determination of the policy of distribution of dividends to its shareholders, in the course of which the option will be examined of the distribution of a maximum dividend, having regard to the business requirements of the Company from time to time.

6.     Further Acquisitions in the Company

       The parties agree that the acquisition of any additional shares in the Company shall, so long as this Agreement is in force, be made jointly. The parties shall inform each other, as far as possible, prior to the acquisition of shares by them in the Company, in order to give to the other parties an opportunity to participate in the acquisition according to the proportionate share of each one of the parties to the Agreement, in the issued and paid up capital of the Company; and if same is not possible, they shall inform them after the acquisition and enable them to acquire a proportionate share of the quality of the shares acquired, which is equal to the proportionate share of each shareholder in the issued and paid up capital of the Company. This clause shall apply also to companies controlled by the shareholders of the Company and the holders of control of the shareholders in the Company.

7.     Term of Agreement

       7.1 This Agreement shall come into force upon performance of the second payment under the Sale Agreement (hereinafter - "the Commencement Date of the Agreement"). However, if Ruimi does not purchase the second half of the Shares Sold, as they are defined in the Sale Agreement, clause 4.5(b) above shall be amended so that "Ruimi - up to 3", shall be replaced by "Ruimi - up to 1".

       7.2 (a) The provisions of clause 3 above shall be in force for 6 years from the Commencement Date of the Agreement.

           (b) The provisions of clause 6 above shall be in force for 3 years from the Commencement Date of the Agreement.

           (c) All the other provisions of the Agreement shall be in force for 12 years from the Commencement Date of the Agreement.

       7.3 In the event of the holdings of any one of the parties to this Agreement in the Company, either directly or through a corporation under his control, being reduced below 10% of the total issued share capital of the Company for the time being (hereinafter - "the party who sold part of his holdings"), each one of the remaining parties shall be entitled to revoke this Agreement with respect to the party who sold part of his holdings.

       7.4 The provisions of this Agreement shall be terminated also in the case in which the quantity of the shares under the Agreement is reduced below 25% of the issued and paid up capital of the Company for a period of at least three (3) months.

       7.5 It is hereby agreed that any transfer of shares under the Agreement, including the transfer of shares to Mr. Zigi Rabinowitz as provided in clause 2.3 above, shall be improved only on condition that the transferee will approve in writing and without any reservation or condition, his consent to the provisions of this Agreement as if he were originally a party the Agreement, and will assume a proportionate part of the rights and obligations under this Agreement, unless otherwise agreed between the transferor and the transferee with respect to the transfer of rights under this Agreement.

       7.6 Notwithstanding the aforesaid, each party shall be permitted to sell shares on the stock exchange, without being bound to grant to the other party the right of refusal and the tag along right as specified in clause 3 of this

           Agreement, and without the transferee being requested to give his consent to the provisions of this Agreement, as follows: to Wolfson - up to 5% of the issued and paid up share capital of the Company at the time of the transfer, and to Ruimi - up to 4% of the issued and paid up share capital of the Company at the time of the transfer.

8.     Miscellaneous

       8.1 No party to this Agreement shall be prevented from demanding the realization of his rights under the provisions of this Agreement and/or under the law, even if he acquiesced and/or refrained from making any claim for some time as aforesaid, whether same relates to a breach of the Agreement by the other party and/or a failure to comply with the Agreement and/or in respect of any deviation from the provisions of the Agreement. Moreover, no consent to any deviation and/or waiver of rights should be inferred from mere inaction.

       8.2 The parties shall take all the steps, including the signing of additional documents if requested, which may be required for the application and implementation of this Agreement according to its wording and spirit.

       8.3 Any modification, amendment of or addition to this Agreement shall be made in writing and signed by the parties.

       8.4 Israel law shall be the law applicable to this Agreement.

       8.5 The addresses of the parties shall be as set out in the preamble to this Agreement, and any notice sent by registered mail to any of the parties at that address, shall be deemed as having been received three (3) days after the sending thereof, unless it is proved that it reached the other party prior thereto.


           In witness whereof, the parties hereto have hereunto set their hand:


           --------------(-)-----------                    ---------(-)---------
                        Wolfson                                    Ruimi

I, the undersigned, Arya Wolfson, hereby agree that if I acquire by myself or through corporations under my control, any shares in Macpel and/or Tefron, I and/or the corporation under my control will become a party to this Agreement.

                                                         -------(-)-----------
                                                         Arye Wolfson

                                                    Date: 28th of December, 1999

Mr. Avi Ruimi and/or a corporation under his control, jointly and severally, 46 Shderot Rothchild,
Tel-Aviv

Dear Sir/Madam,

       Re: Call Option for the Purchase of shares in the "Tefron" Company:

Further to the contract executed between us today, December, 1999, with respect to the shares of Macpel Industries Ltd., which holds on its part shares in Tefron Ltd. (hereinafter - "Tefron"), we wish to put in writing the agreements between us as follows:

1. We are holders of a call option for the purchase of 1,695,690 shares of Tefron, granted to us by Tavris Anstalt Limited N.V. (hereinafter - "the "Option" and "Tavriz", respectively), which is exercizable by notice on our part not later than by 29.8.2000 (hereinafter - "the Last Date for Giving Notice of Exercise of the Option"), in consideration of the payment by 28.9.2000 (hereinafter - "the Last Date for the Exercise of the Option") of 17.4 dollars per share of Tefron ("the Exercise Price"). Our rights of the option are free, clear and released of any third party right, and so shall be the Tefron shares to be purchased by you if and insofar as you exercise your rights of the option as they are hereinafter defined.

2. It is agreed between us to determine the "Terms of Exercise" to be complied with, if the average daily closing rate of the Tefron share on the New York Stock Exchange (NYSE), in the period between the 60th day and the 30th day before the Last Date for Giving Notice of Exercise of the Option, will be at least 14.5 dollars per share (hereinafter - "the Terms of the Exercise").

3. Upon the fulfillment of the Terms of the Exercise, we shall transfer and assign to you, one third (1/3) of the rights of the Option (hereinafter - "Your rights of the Option") and you shall give notice to Tavriz of the exercise of your rights of the Option and acquire the Tefron Shares in respect thereof on the date of the exercise, in consideration of the payment of the Price of the Exercise on the date of the exercise. The said transfer and assignment will come into force automatically upon the fulfillment of the Terms of the Exercise, without the need of any notice and/or additional act on our part or of any other party whatsoever. We shall, however, be entitled upon the fulfillment of the Terms of the Exercise, if you do not exercise your rights of the Option by the Last Date for the Exercise of the Option, to force you to exercise your rights of the Option and acquire the Tefron shares in respect thereof on the date of the Option, by payment of the Price of the Exercise on the date of the exercise.

4. We shall be responsible to obtain, at our cost if so required, the consent of the "Discount Group" (as it is defined in the Tefron Shareholders Agreement dated 17th of December, 1997) to the transfer of your Option rights in your name and ownership, if and insofar as such consent is at all required.

5. Obviously, until the date of the expiry of the Option, any consent on our part to any modification on our part and/or amendment and/or updating and/or revocation of the Option requires your prior consent in writing.

Kindly confirm that you agree to the conditions of this letter by your signing at the bottom hereof.



                                        ---------(-)------     -------(-)-------
                                          Zigi Rabinowitz        Arye Wolfson



I confirm and agree to the aforesaid:

                                                  ----------(-)---------
                                                     Avi Ruimi and/or
                                              a corporation under his control

                                                    Date: 28th of December, 1999

Macpel Industries Ltd.
46, Hanamel Street
Tel-Aviv


Dear Sir/Madam,

                     Re: Changes in the Holdings of Interested Parties


We hereby inform you that today, the 28th of December, 1999, at 21:00 hours, a contract was executed between the undersigned, according to which Arwol Holdings Ltd. undertook to sell to Mr. Avi Ruimi (and/or a corporation under his control) 3,987,700 shares of Macpel Industries Ltd. ("The Company"), at an average price of about NS 14.5 per share (linked to the dollar). The acquisition of one half of the said shares is subject to the checking of propriety. In addition, the parties executed a Shareholders Agreement,.which regulates (inter alia), the manner of their voting at the general meetings of the shareholders of the Company, the manner of appointment of Directors in the Company, the right of refusal and the tag along right in certain cases of the sale of shares in the Company, as well as the joint purchase of additional shares in the Company in the future.

The transaction is subject to the approval of the Controller of Restraint of Trade.



       ---------(-)-------------                  -----------(-)-----------
          Arwol Holdings Ltd.                             Avi Ruimi